Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Garden Stage Limited on Form S-8 of our report dated December 13, 2022, with respect to our audit of the consolidated financial statements of I Win Holdings Limited for the year ended March 31, 2022 appearing in the Annual Report on Form 20-F of Garden Stage Limited for the year ended March 31, 2024. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

We were dismissed as auditors on December 15, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in this Registration Statement that were issued after the date of our dismissal.

/s/ Friedman LLP

Friedman LLP

New York, New York

June 10, 2025